Filed Pursuant to Rule 424(b)(3)

Registration No. 333-175989

DIVIDEND CAPITAL DIVERSIFIED PROPERTY FUND INC.

SUPPLEMENT NO. 2 DATED SEPTEMBER 2, 2014

TO THE PROSPECTUS DATED APRIL 11, 2014

This prospectus supplement (this “Supplement”) is part of and should be read in conjunction with the prospectus of Dividend Capital Diversified Property Fund Inc., dated April 11, 2014, as supplemented by Supplement No. 1, dated August 13, 2014 (the “Prospectus”). Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus.

The purpose of this Supplement is to disclose:

•	information about our acquisition of a real property; and

•	the daily NAV per share, as determined in accordance with our valuation procedures, for each business day from August 1 through August 31, 2014, for each of our classes of common stock.

Acquisition of Real Property

On August 22, 2014, we acquired an office property in Denver, Colorado, comprising approximately 262,000 net rentable square feet in two adjacent buildings (“1st Avenue Plaza”), from an unaffiliated third party, for a gross purchase price of approximately $75.0 million. At acquisition, 1st Avenue Plaza was 95% leased to approximately 50 tenants. We acquired 1st Avenue Plaza using existing cash and proceeds from our revolving credit facility.

Monthly Pricing Information (unaudited)

Below is the NAV per share, as determined in accordance with our valuation procedures, for each business day from August 1 through August 31, 2014.

Date	NAV per Share
	Class E	Class A	Class W	Class I
August 1, 2014	$7.00	$7.00	$7.00	$7.00
August 4, 2014	$7.00	$7.00	$7.00	$7.00
August 5, 2014	$7.00	$7.00	$7.00	$7.00
August 6, 2014	$7.00	$7.00	$7.00	$7.00
August 7, 2014	$7.00	$7.00	$7.00	$7.00
August 8, 2014	$7.00	$7.00	$7.00	$7.00
August 11, 2014	$7.04	$7.04	$7.04	$7.04
August 12, 2014	$7.04	$7.04	$7.04	$7.04
August 13, 2014	$7.04	$7.04	$7.04	$7.04
August 14, 2014	$7.04	$7.04	$7.04	$7.04
August 15, 2014	$7.04	$7.04	$7.04	$7.04
August 18, 2014	$7.04	$7.04	$7.04	$7.04
August 19, 2014	$7.04	$7.04	$7.04	$7.04
August 20, 2014	$7.04	$7.04	$7.04	$7.04
August 21, 2014	$7.04	$7.04	$7.04	$7.04
August 22, 2014	$7.04	$7.04	$7.04	$7.04
August 25, 2014	$7.04	$7.04	$7.04	$7.04
August 26, 2014	$7.04	$7.04	$7.04	$7.04
August 27, 2014	$7.05	$7.05	$7.05	$7.05
August 28, 2014	$7.05	$7.05	$7.05	$7.05
August 29, 2014	$7.05	$7.05	$7.05	$7.05

On any day, our share sales and redemptions are made based on the day’s applicable per share NAV carried out to four decimal places. On each business day, our NAV per share for each class is (1) posted on our website, www.dividendcapitaldiversified.com, and (2) made available on our toll-free, automated telephone line, (888) 310-9352.